EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BLVD, SUITE 432

LAKE MARY, FLORIDA 32746

Phone:  407-875-2222

Fax:  407-875-3398

PRESS RELEASE

BAIRNCO ANNOUNCES INCREASE IN QUARTERLY CASH DIVIDEND FROM $.05 TO $.06 PER SHARE

Lake Mary, Florida, November 19, 2004 - Bairnco Corporation (NYSE - BZ) today reported that its Board of Directors has increased the quarterly cash dividend to $.06 per share, from $.05 per share.  The dividend is payable on January 3, 2005 to stockholders of record on the close of business on December 6, 2004.  The Board increased the dividend based on the Corporation’s strong financial condition and the positive future outlook.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

(CONTACT: Larry C. Maingot, Bairnco Corporation,

Telephone:  (407) 875-2222, ext. 230)

“Safe Harbor” Statement under the Private Securities Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; disruptions in operations due to labor disputes; the impact on production output and costs from the availability of energy sources and related pricing; renegotiation of the Corporation’s Credit Agreement; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of complying with environmental regulatory requirements; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

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